Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-212571
March 21, 2017

USA Retail Investor English iPath· . Barclays Products Product Suites About iPath ETNs About Us Search Enter CUSIP/Ticker/Underlyer Quick links Welcome to iPath® Exchange Traded Notes iPath® Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees and costs. An investment in iPath ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. For additional information regarding risks associated with the ETNs, please see "Selected Risk Considerations" below. •Crude Oil Total Return Index ETN i Path" Contact us For all enquiries, please instruct your-broker/advisor/custodian to email us at etndesk@barclays.com or alternatively, you r broker/custodian can call us at: 1-21 2-528-7990 Barclays Capital Inc. acts as the issuer's agent in connection with the distribution of the iPath ETNs. Barclays Capital In is an affiliate of Barclays Ban k PLC and is a registered US broker-dealer regulated by the SEC and the FINRA. Series B Bloomberg Natural Gas Sub index Total Return SM ETN Series B S&P GSCI" The iPath S Series B Bloomberg Natural Gas Sub index Total Return ETN is designed to provide investors with exposure to the to the Bloomberg Natural Gas Sub index Total Return Index. T he iPath*Series B S&P GSCI Crude Oil Total Return Index ETN is designed to provide investors with exposure to the S&P GSCI Crude Oil Total Return Index. View Product Summary View Product Summary Product Suites Investing in iPath ETNs iPath"' Announcements .I Il l Exchange Traded Notes (ETNs) have become increasingly popular investment instruments, providing single-trade access to hard-to-reach asset classes including commodities, volatility, and other investment strategies. iPath Exchange Traded Notes (ETNs) offer investors access to the returns of a particular market or-strategy, less investor fees and costs. July 26, 2016 Barclays Bank PLC announces reverse split of two iPath volatility ETNs. Learn more about the iPath ETN suite of products Learn more about the iPath ETN suite of products View press release Selected Risk Considerations An investment in the iPath ETNs described herein (the "ETNs") involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are summarized under "Select Risk Considerations" on the relevant product pages, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable product prospectus. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of the iPath® S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index or the VWAP level, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index or the VWAP level has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on a U.S. national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,0000, 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. © 2017 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE Products Equity Commodities Currencies Fixed Income Alternatives Product Suites Equity ETNs Commodity ETNs Currency ETNs Fixed Income ETNs Alternative ETNs About iPath ETNs Understanding ETNs Investing in iPath ETNs Trading and Redemption Premiums and Discounts Tax Considerations About Us About Us iPath Announcements Contact Us . . Contact Us About Us Selected Risk Considerations Privacy & Cookies Accessibility © Barclays Bank PLC 2017